INTERNATIONAL FLAVORS & FRAGRANCES INC.

SUPPLEMENTAL RETIREMENT PLAN

The accrual and payment of benefits as calculated under the International Flavors & Fragrances Inc. Pension Plan (the “Qualified Pension Plan”) may be limited by present and future governmental rules covering qualified plans. International Flavors & Fragrances Inc. (the “Company”) has established this non-qualified Supplemental Retirement Plan (the “Plan”) to accrue and pay that part of the pension benefit that, because of governmentally imposed limitations, cannot be accrued or paid by the Qualified Pension Plan. The Plan, as set forth in this document, is amended and restated, effective January 1, 2008, to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, except to the extent of any “grandfathered” benefits described below. The terms and conditions of the Qualified Pension Plan are incorporated in the Plan except where a different meaning is plainly required.

Effective December 31, 2007, the Qualified Pension Plan was amended to provide that participants whose combined age and years of service (calculated by rounding up and including fractional credit in the first year of the Participant’s service and the 2007 Plan Year) does not equal or exceed seventy (70) as of December 31, 2007, are treated as “Frozen Participants” under the Qualified Pension Plan. The Qualified Pension Plan was further amended to provide that compensation paid, and service earned after, December 31, 2007, shall not be taken into account for purposes of determining benefits under the

Qualified Pension Plan of Frozen Participants and participants who are rehired after December 31, 2007 (“Rehired Participants”). As a result of the amendments to the Qualified Pension Plan, the calculation of benefits under this Plan for Participants who are treated as Frozen Participants or Rehired Participants under the Qualified Pension Plan shall not take into account Compensation paid to, and service earned by, the Frozen Participants or Rehired Participants after December 31, 2007.

The Plan shall be unfunded and shall be administered by a Supplemental Administrative Committee (the “Committee”), the members of which shall be the same individuals as those comprising the Qualified Pension Plan’s Administrative Committee. Decisions of the Committee shall be conclusive and binding on all persons.

The Plan Year shall be the same as that of the Qualified Pension Plan.

Eligibility and Vesting

Any participant in the Qualified Pension Plan who is designated by the Committee as a participant in the Plan, and for whom benefits calculated under the Plan would exceed benefits under the Qualified Pension Plan as of the date of distribution from the Plan is a participant (“Participant”) in the Plan. A Participant shall become vested in his or her benefit under the Plan at the same time, and to the same extent, he or she is vested in the benefit under the Qualified Pension Plan.

Calculation of Benefits

For purposes of the calculation of benefits under the Plan, Compensation and Rate of Compensation are defined as follows:

Compensation or Rate of Compensation of any Participant shall mean the sum of the amounts determined in paragraphs (a) and (b) below:

(a)

The basic rate of monthly compensation (including reductions made pursuant to a voluntary salary deferral agreement under the International Flavors & Fragrances Inc. Deferred Compensation Plan and including any reductions made pursuant to a salary reduction agreement under Sections 401(k), 125 or 132(f) of the Code), in effect for the Participant on the Compensation Date (as defined in the Qualified Pension Plan), and

(b)

One-twelfth of the bonus (if any) awarded to the Participant with respect to the calendar year immediately preceding the above Compensation Date, without regard to whether payment of such bonus was made in that calendar year or deferred to a subsequent calendar year.

Compensation, for purposes of the Plan, shall include commissions but exclude compensation for overtime service, shift differential, and all other forms of fringe compensation or benefits and any amount contributed for him by the Company to any public or private employee benefit plan including the Plan or the International

Flavors & Fragrances Inc. Deferred Compensation Plan other than contributions corresponding to reductions referred to in paragraphs (a) and (b) above.

Calculation of benefits under the Plan shall be made in the same manner as provided in the Qualified Pension Plan but using the above definition of Compensation, without any governmental limitations imposed on compensation under the Qualified Pension Plan. Amounts of benefits so calculated shall not be subject to limitations imposed by governmental enactments, rules or regulations concerning qualified benefit plans, including those limitations imposed by Section 415 of the Code.

Notwithstanding the foregoing, the calculation of benefits under this Plan for Frozen Participants or Rehired Participants shall not take into account Compensation paid to such Participants after December 31, 2007.

Benefits accrued and payable from the Plan shall be the excess, if any, of benefits calculated as described above over benefits payable under the Qualified Pension Plan as of a given determination date.

Payment of Vested Benefits Accrued Before January 1, 2005

Benefits accrued and vested as of December 31, 2004, shall be payable at the same time, and in the same form and manner as the Participant’s benefits under the Qualified Pension Plan, in accordance with the terms of the Plan in effect on October 3, 2004. Such benefits are intended to be “grandfathered” benefits that are not subject to the requirements of Section 409A of the Code, and the provisions of this paragraph shall be construed accordingly. Notwithstanding the foregoing, if the provisions of the Plan in effect on October 3, 2004 are materially modified (as defined under Section 409A of the Code), such grandfathered benefits shall become subject to the requirements of Section 409A of the Code.

Payment of Benefits Accrued or Vested After December 31, 2004

Benefits accrued after December 31, 2004, or benefits that first become vested after that date, shall be calculated as of the applicable distribution date, and shall be payable commencing on that date, but in no event later than the later of (i) December 31 of the calendar year which includes the Participant’s applicable distribution date, or (ii) the fifteenth day of the third calendar month following the date which includes the Participant’s applicable distribution date.

Notwithstanding the foregoing, benefit payments to a specified employee shall be payable on the later of his or her (i) applicable distribution date, or (ii) the first day of the seventh month following his or her separation from service, unless the specified employee dies before such date. In no event shall the specified employee’s benefit be payable later than the later of (a) December 31 of the calendar year which includes the later of (i) or (ii) above, or (b) the fifteenth day of the third calendar month following the date which is the later of (i) or (ii) above.

If a Participant has not commenced payment of his benefit by December 31, 2007 and is not married on his or her applicable distribution date, the Participant’s benefit shall be payable in the form of a single life annuity with a certain period of five years. If a Participant has not commenced payment of his benefit by December 31, 2007 and is married on his or her applicable distribution date, the Participant’s benefit shall be payable in the form of a joint and 50% survivor annuity. Prior to the Participant’s applicable distribution date, a Participant may elect to receive his or her benefit in one of the following annuity forms in lieu of the single life annuity with a certain period of five years or joint and 50% survivor annuity, as applicable, provided that, as of the applicable distribution date, the elected annuity form is actuarially equivalent to the single life annuity with a certain period of five years or joint and 50% survivor annuity, as applicable:

(a)	Single life annuity;
(b)	Joint and 50% survivor annuity;
(c)	Joint and 75% survivor annuity;
(d)	Joint and 100% survivor annuity;
(e)	Single life annuity with five-year period certain;
(f)	Single life annuity with ten-year period certain;
(g)	Single life annuity with fifteen-year period certain; and
(h)	Single life annuity with twenty-year period certain.

The form and manner of payment of a Participant’s benefit under this Plan shall not be contingent on any election made by the Participant under the Qualified Pension Plan.

If a Participant dies after commencing payment of his benefit under the Plan, his beneficiary or his surviving spouse shall receive the survivor benefits, if any, that are available under the payment form elected by the Participant.

If a Participant dies before commencing payment of his benefit under the Plan, has met the requirements for early, normal, disability or late retirement under the Qualified Pension Plan, and is married for at least one year prior to his death, his spouse shall be entitled to a benefit under the Plan. Such benefit shall be equal to 50% of the amount that the spouse would have received under the five-year period certain annuity determined as of the date the Participant died. Payments to a surviving spouse shall commence on the first day of the month following the Participant’s death but in no event later than the later of (i) December 31 of the calendar year in which the Participant dies, or (ii) the fifteenth day of the third calendar month following the date on which the Participant dies.

If a Participant dies before commencing payment of his benefit under the Plan, has not met the requirements for early, normal, disability or late retirement under the Qualified Pension Plan, has at least five years of Eligibility Service (as defined under the Qualified Plan) and is married for at least one year prior to his death, his spouse shall be entitled to a benefit under the Plan. Such benefit shall be equal to 50% of the actuarially reduced joint and 50% survivor annuity determined as of the date the Participant died. Payments to the surviving spouse shall commence on the earliest date that the Participant could have commenced payment of his benefit under the Qualified Pension Plan, but in no event later than the later of (i) December 31 of the calendar year in which the Participant dies, or (ii) the fifteenth day of the third calendar month following the date on which the Participant dies.

For purposes of this section:

(a)

The “applicable distribution date” is, with respect to Participants who separate from service after attaining age 55 and completing at least 10 years of service (as defined under the Qualified Plan), or on or after their normal retirement date (as defined under the Qualified Plan), the first day of the month following the date on which the Participant separates from service. With respect to Participants who separate from service after completing 10 years of service but prior to attaining age 55, applicable distribution date means the first day of the month following the date on which the Participant attains age 55. With respect to Participants who separate from service prior to completing 10 years of service , applicable distribution date means the Participant’s normal retirement date.

(b)

A “specified employee” is a key employee as defined in Section 416(i) of the Code and the regulations thereunder (disregarding Section 416(i)(5)), determined as of January 1 for the 12-month period beginning the immediately following May 1.

(c)

“Separation from service” means the death, retirement, or other termination of employment of the Participant, such that he ceases to be an employee of the Company or an affiliate. Whether a separation from service has occurred shall be determined in accordance with Section 409A of the Code and the regulations thereunder.

Notwithstanding anything herein to the contrary, a Participant who, prior to January 1, 2008 and after December 31, 2004, has no separation from service under IRS proposed regulations under Section 409A, but has a separation from service under the IRS final 409A regulations, shall be treated as having a separation from service date on December 31, 2007.

General Provisions

The Company may terminate the Plan at any time, whereupon the rights of Participant to their benefits accrued to the date of such termination shall be nonforfeitable. The Company may terminate in the Plan only in accordance with Section 409A of the Code. The Company may amend the Plan at any time but no amendment shall cause a reduction in the amounts theretofore credited to any Participant.

Nothing contained in the Plan shall be construed as a contract of employment nor shall the Plan or its establishment confer any legal rights upon any Participant or other person for a continuation of employment with the Company, nor interfere with the rights of the Company to discharge any Participant and to treat him without regard to the effect which that treatment might have upon him as a Participant or potential Participant of the Plan.

If the Committee shall find that a Participant or other person entitled to a benefit is unable to care for his affairs because of illness or accident or is a minor or has died, the

Committee may direct that any benefit due him, unless claim shall have been made for the benefit by a duly appointed legal representative, be paid to his spouse, a child, a parent, or other blood relative, or to a person with whom he resides. Any payment so made shall be a complete discharge of the liabilities of the Plan for that benefit.

The Company shall have the right to deduct from each payment to be made under the Plan any required withholding taxes.

Subject to any applicable law, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale transfer, assignment, pledge, encumbrance, or charge, and any attempt so to do shall be void, nor shall any such benefit be in any manner liable for or subject to garnishment, attachment execution or levy, or liable for or subject to the debts, contracts, liabilities, engagements, or torts of the Participants.